Exhibit 10.10

LICENSE AND COOPERATION AGREEMENT

THIS LICENSE AND COOPERATION AGREEMENT (this "Agreement"), effective as of March 31, 2010 (the "Effective Date"), is entered into by and among, on the one hand, Cord Blood America, Inc., a Florida corporation ("CBAI"), having a place of business at 1857 Helm Drive, Las Vegas, NV 89119, and on the other hand, AXM Pharma, Inc., a Nevada corporation, having a place of business at 20955 Pathfinder Road, Suite 100, Diamond Bar, CA 91765 ("AXM Pharma") and Newco, a limited liability company organized under the laws of the Peoples Republic of China which is a wholly owned subsidiary of AXM Pharma and which has a place of business at No 2, Feiyun Road, Hunnan New District, Shenyang, China 10168 ("Newco" and, together with AXM Pharma, "AXM"),with respect to the following facts:

WITNESSETH:

CBAI is engaged in the collection, processing, testing and preservation of umbilical cord blood (the "Cord Blood Business"). CBAI possesses certain technologies, including know-how, related to the collection, processing, testing and storage of umbilical cord blood;

AXM is engaged in the production, marketing and distribution of pharmaceutical and nutraceutical products in China;

CBAI and AXM believe that by working together they can develop a Cord Blood Business in China.

In order to pursue such business, AXM desires to obtain, and CBAI is willing to grant to AXM, an exclusive license in the Territory to use CBAPs Proprietary Know-how for the development of Cord Blood Business, in accordance with the terms and conditions, and subject to the limitations, of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.      DEFINITIONS.

1.1 "Adjusted Issued and Outstanding Shares" shall mean the number of ordinary shares of Newco which are issued and outstanding.

1.2 "Affiliate"" shall have the meaning set forth in Rule 405 promulgated under the Securities Act of 1933.

1.3 "Agreement" shall have the meaning set forth in the Preamble.

1.4 "Arbitral Tribunal" shall have the meaning given to it in Section 13.2 of this Agreement.

1.5     "AXM" shall have the meaning given to it in the Preamble.

1.6           "AXM Pharma" shall have the meaning given to it in the Preamble.

1.7 "CBAI" shall have the meaning given to it in the Preamble.

1.8 "CBAI's Proprietary Know-how" shall mean all of CBAI's know-how related to the collection, processing, testing and preservation of stem cells from umbilical cord blood or other sources.

1.9 "Confidential Information" shall mean trade secrets or confidential proprietary information of CBAI or AXM which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it (a) is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; (b) was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party's employees), to the extent that the receiving party can show documentary evidence of such knowledge; (c) is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; (d) has been published by a third party as a matter of right, subject to the prior written consent of such 3 rd party if required .

1.10 "Contract Services" shall mean and all business services provided by AXM, its successors, assigns, Affiliates and sub licensees, in connection with or pertaining to the collection, processing, testing and preservation of umbilical Cord Blood

1.11 "Cord Blood Business" shall have the meaning given to it in the Recitals,

1.12           "Effective Date" shall have the meaning given to it in the
Preamble.

1.13 "Improvements and Enhancements" to the Contract Services shall mean and include any and all Inventions, and any and all changes, modifications and amendments to either party's know-how which: (i) improve the performance or efficacy of the Contract Services; (ii) reduce any side effects, drug interactions or other adverse effects of the Contract Services; or (iii) reduce the cost and/or increase the efficiency or productivity of the manufacturing and production processes for the Contract Services.

1.14 "Inventions" shall mean and include any and all inventions and discoveries which are, or may be, patentable or otherwise protectable under the patent or other intellectual property laws within the Territory, which relate to the Contract Services, and which are conceived, discovered or reduced to practice during the continuance of this Agreement.

1.15 ""Minimum Royalties" shall have the meaning given to it in Section 4.3 of this Agreement.

1.16 "Net Revenues" shall mean the gross amount received by AXM, or its Affiliates and sub-licensees, or any of them, on all sales of Contract Services, less (i) discounts actually allowed, (ii) credits for claims, allowances, retroactive price reductions, (iii) duties, transportation and insurance, sales taxes or other governmental charges actually paid in connection with provision of Contract Services (but excluding what are commonly known as income taxes and value-added taxes). The provision of Contract Services by AXM to any Affiliate which is a reseller or vendor of such services and whose financial statements are consolidated with the financials of AXM Pharma under U.S. GAAP, shall be excluded, and only the subsequent provision of such Contract Services by such Affiliates to unrelated parties shall be deemed Net Revenues hereunder.

1.17 "Newco" shall have the meaning given to it in the Preamble.

1.18 "Northeast Provinces" shall have the meaning given to it in
Section 3.2.

1.19           "Report" shall have the meaning given to it in the Section 4.4 of this Agreement.

1.20 "Territory" shall mean the People's Republic of China, the Hong Kong SAR and Macao SAR.

1.21 "Trademarks" shall mean and include those trademarks services marks or and trade names, proposed by AXM for use with Contract Services, and approved in writing by CBAI, which approval shall not be unreasonably withheld.

1.22 "Valid Claim" shall mean (a) any claim of an issued and unexpired patent which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (b) a pending claim in a pending patent application. Notwithstanding (b) above, if a pending claim in a pending patent application does not issue as a claim as defined in (a) above within ten (10) years after the date from which the patent application takes priority, that pending claim is not a Valid Claim unless and until it subsequently issues, in which case such claim shall be reinstated as a Valid Claim as of the issue date of such claim.

2.      COOPERATION TO DEVELOP CORD BLOOD BUSINESS IN CHINA

2.1 General Purpose. The purpose of this Agreement is to establish a strategic relationship between CBAI and AXM to cooperatively develop the Cord Blood Business in the Territory by contributing expertise and that each party has available.

Agreement, and the other party agrees to cooperate in attending a meeting via telephone, or at a mutually convenient location as promptly as possible, but in no case delayed by more than thirty (30) days.

3.      LICENSE. TECHNICAL SUPPORT AND TRAINING

3.1 Grant of License. CBAI hereby grants to Newco an exclusive, perpetual license to use CBAI's Proprietary Know-how, to manufacture, produce, market, distribute, sell and use the Contract Services within the Territory, in accordance with the terms and conditions, and subject to the limitations of, this Agreement. The license granted by CBAI to Newco under this Section 3.1 shall include the right to use CBAI's Proprietary Know-how in conducting advanced research and development activities with respect to therapeutic products derived from umbilical cord stem cells, and to utilize the results of such advanced research and development activities, including any Improvements and Enhancements in accordance with the terms and conditions, and subject to the limitations, of this Agreement. CBAI shall be permitted to use any Improvements or Enhancements developed by NEWCO without charge or fee, and NEWCO shall keep CBAI informed on the development of all such Improvements and Enhancements. Sub-licenses shall be permitted with CBAI's consent, which consent will not be unreasonably withheld.

3.2 Technical Support and Training. CBAI shall provide at no extra charge to Newco and its relevant Affiliates, such initial training and technical support on the correct implementation and use of CBAI Proprietary Know How within Liaoning, Jilin and Heilongjiang Provinces of China (the "Northeast Provinces"). CBAI may charge a reasonable service fee as mutually agreed by the parties for any technical support or training provided to Newco and/or its Affiliates outside the Northeast Provinces. In addition, CBAI shall provide AXM personnel with reasonable access to consult with pertinent CBAI employees that have had prior experience on Cord Blood Business. Such consultations shall occur at the request of AXM, provided that it is at a mutually agreeable time and place. Each Party shall be responsible for its own expenses incurred in connection with any such consultations. The subject matter and scope of such consultations shall be defined jointly by AXM and CBAI and shall be intended to allow AXM to take hands-on advantage of such pertinent CBAI employees' expertise and resources for purposes of assisting Newco in the development, manufacture, use, marketing, promotion, sale and other commercialization of Contract Services.

4.      PAYMENTS AND ROYALTIES.

4.1 Payment. In partial consideration of the exclusive license granted to Newco and other services to be provided by CBAI under this Agreement, Newco agrees to issue to CBAI 100 of its ordinary shares, which shall constitute 10% of Newco's total Adjusted Issued and Outstanding Shares as of the Effective Date, calculated on a fully diluted basis as though all outstanding warrants, options, convertible debt, and/or any other rights to acquire Newco shares have been fully exercised. . The shares issued to CBAI hereunder shall be restricted shares. CBAI's 10% equity interest in Newco shall not be diluted and if additional securities, warrants, options, convertible debt or other rights to acquire shares of Newco are issued, at the same time as such securities or rights are issued, Newco shall issue securities or rights equal to 10% of such additional issued securities or rights, to CBAI; provided, however, that such anti dilution provision shall not apply in the following circumstances: (1) equity securities are issued in an initial public offering by Newco raising net proceeds of at least $5 Million, (2) equity securities are issued in a private placement by Newco in which new investors contribute net capital of not less than $4 Million, (3) equity securities are issued in connection with the establishment of a strategic relationship with an unrelated party or (4) the issuance of equity securities as incentive compensation to officer, employees, directors or agents of Newco pursuant to an equity incentive plan approved by Newco's board of directors. In addition to the ordinary shares, Newco shall issue to CBAI five-year stock purchase warrants to acquire ordinary shares of Newco at an exercise price equivalent to $0.01 per share (the "Warrants"). Exercise of the Warrants shall be subject to a condition that such exercise is required to enable CBAI to maintain an equity ownership interest in Newco equal to at least 5% of the then outstanding shares of capital stock of Newco.

4.2 Royalties. As additional consideration for the exclusive license granted to Newco under this Agreement, Newco shall pay to CBAI a royalty on revenues generated by sale of the Contract Services in the amount of eight and half percent (8.5%) of Net Revenues. Royalty payments shall be made on a quarterly basis, within sixty (30) days after the end of each calendar quarter, based upon the Net Revenues generated by Newco and its Affiliates and sub-licensees during such preceding calendar quarter. Royalties shall be calculated and paid in U.S. dollars by converting all applicable Net Revenues into U.S. dollars in accordance with the provisions of Section 4.6 below. AXM Pharma shall guarantee the payment of royalties hereunder by Newco.

4.3 Minimum Royalties. In order to maintain its exclusive license in the Territory, AXM must pay CBAI the minimum royalties set forth below. If the required minimum royalties are not paid on the date indicated, CBAI shall have the right in its sole discretion to terminate the license granted to AXM under this Agreement, by delivery of 30 days written notice to AXM

Royalty Year	Minimum Royalty
December 31,2011	$	US 62,866.00
December 31,2012	$	US187,136.00
December 31,2013	$	US 382,636.00
December 31,2014	$	US 590,886.00
December 31,2015 and each year thereafter	$	US 884,136.00

4.4 Reports. Newco shall furnish to CBAI at the same time as each royalty payment is made by Newco, a detailed written report of Net Revenues of the Contract Services and the royalty due and payable thereon (the "Report"), including a description of any offsets or credits deducted therefrom, on a product-by-product basis, for the calendar year upon which the royalty payment is based.

4.5 Audits. Newco shall keep and require its Affiliates and sublicensees to keep, full, complete and accurate books and records as are necessary to ascertain Newco's compliance with this Agreement, including such records as are necessary to calculate and verify royalty payments owed. Upon the written request of CBAI and not more than twice in each calendar year, Newco shall permit an independent certified public accounting firm of internationally recognized standing selected by CBAI and reasonably acceptable to Newco, at the CBAI's expense, to have access upon prior written notice during normal business hours to the records of Newco as may be reasonably necessary to verify the accuracy of the Net Revenue and royalty payments for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to CBAI only whether the Reports are correct and the specific details concerning any discrepancies. No other information shall be shared. CBAI shall treat all financial information subject to review under this Section 4.5 as confidential and shall cause its accounting firm to retain all such financial information in confidence. All amounts due as shown by the audit shall be paid within thirty (30) days following the receipt of the final audit report. The expense of such audit shall be borne by CBAI; provided, however, that if an error of more than ten percent (10%) in favor of Newco or its Affiliates or sub-licensees is discovered, then such expenses shall be paid by Newco.

4.6 Exchange Rate. Net Revenues recorded in Chinese Renminbi shall be converted to U.S. Dollars for purposes of calculating royalties at the rate of exchange for the Renminbi published in the Wall Street Journal (New York Edition) for the last business day of the calendar quarter to which such Net Revenue relates.

4.7 Taxes; Withholding. Any tax or charges required to be withheld by Newco under the laws of the Territory for the accounts of CBAI shall be promptly paid by Newco for and on behalf of CBAI to the appropriate governmental authority, and Newco shall use its reasonable best efforts to furnish CBAI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax or other charges actually paid on CBAI's behalf shall be deducted from royalty payments due CBAI.

5.      PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

5.1 Prosecution and Maintenance. CBAI shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain any patents, copyrights or trademarks relating to the CBAI Proprietary Know-how.

5.2  Enforcement.

5.2.1 Each party shall promptly inform the other if it becomes aware of any actions by any third party which might reasonably be expected to constitute misappropriation or unauthorized use or disclosure of CBAI Proprietary Know-how. All parties shall reasonably co-operate to prevent such misappropriation or unauthorized use of CBAI Proprietary Know-how by a third party in the Territory. Each party shall bear its own litigation costs incurred hereunder.

5.2.2 With respect any action to protect CBAI Proprietary Know-how, all monies recovered upon the final judgment or settlement of any such action shall be used (a) first, to reimburse the costs and expenses (including reasonable attorneys' fees and costs) of CBAI and Newco; (b) then to the extent that damages are awarded for lost sales or lost profits from the sale of Contract Services in the Territory, to CBAI in an amount equal to the applicable royalty on lost sales of Contract Services, and (ii) the balance of any award for lost sales or lost profits from the sale of Contract Services in the Territory shall be paid Newco; and (c) the remainder to the account of CBAI..

6.      GENERAL OBLIGATIONS

6.1 Interests in Proprietary Know-how. CBAI shall retain full ownership and title to CBAI's Proprietary Know-how and shall use its best efforts to preserve and maintain such ownership and title.

6.2 Information and Materials. Each party will provide to the other party such information and materials as the parties mutually agree to be necessary or useful to carry out the activities contemplated by this Agreement.

6.3 Costs and Expenses. Each party will bear its own expenses in development of the Contract Services and in carrying out all other activities related to this Agreement, including the salaries of its personnel and the costs of licensing technologies for the Cord Blood Business.

7.      USE OF MATERIALS AND TRADEMARKS

7.1 Trademarks. Subject to CBAI's written consent with reasonable time to review, Newco and its Affiliates may use Trademarks of CBAI as part of materials that involve or refer to and are in furtherance of the relationship between the parties contemplated by this Agreement, including marketing and advertising materials, co-sponsorships, joint exhibits at trade shows, and World Wide Web links by a party to the other party ("Marketing Materials"). The Trademarks of CBAI used in the Marketing Materials, together with the goodwill associated therewith, remain the exclusive property of CBAI. All uses of such Marks of CBAI shall inure solely to the benefit of CBAI.

7.2 Other Rights. Nothing in this Agreement will affect either party's right to refer to the other party or the other party's products to the extent permitted by applicable law without a license.

8.      REPRESENTATIONS, WARRANT IETS AND COVENANTS

8.1 Mutual Representations and Warranties.   Each Party hereby represents and warrants to the other Party that:

8.1.1 it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets.

8.1.2 it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms;

8.1.3 it has not entered, and will not enter, into any agreement with any third party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement; and

8.1.4 its performance and execution of this Agreement will not result in a breach of any other contract to which it is a party;

8.2           Representations, Warranties and Covenants of AXM Pharma

and Newco. AXM and Newco represent and warranty or covenant to CBAI that:

8.2.1 The authorized capital stock of Newco is 2000 ordinary shares. As of the date of this Agreement, 900 shares have been issued to AXM Pharma. There are no outstanding options, warrants or other securities convertible or exchangeable into ordinary shares of Newco.

8.2.2 The ordinary shares to be issued to CBAI pursuant to Section 4.1 hereof have been duly authorized and, upon issuance pursuant to the terms and conditions of this Agreement, shall be fully paid and non-assessable.

8.2.3 It is the intention of the parties that CBAI shall have a designated representative on the Board of Directors of AXM Pharma and the Board of Directors of Newco. The Board of Directors of AXM Pharma shall appoint Matthew L. Schissler, CEO of CBAI, to fill the current vacancy on the AXM Pharma Board of Directors and shall take all commercially reasonable steps to facilitate Mr. Schissler's nomination and election to the Board of Directors at the next annual meeting of the AXM Pharma stockholders. In the event that Mr. Schissler is not elected to the Board of Directors of AXM Pharma at the next annual meeting of stockholders, then AXM Pharma shall grant Mr. Schissler board observer and meeting participation rights pursuant to a customary board observer's agreement which insures that, subject to customary rights to recuse a board observer from participating in matters involving a conflict of interest for such observer, Mr. Schissler or such other CBAI representative as may be provided for below, may attend and participate (but not vote) in all board meetings. In addition, AXM Pharma shall appoint Mr. Schissler) to the Board of Directors of Newco and shall maintain his position on such board during the term of this Agreement. Notwithstanding the commitments set forth in this Section 8.2.3, in the event that Mr. Schissler, or any designated alternate, becomes the subject of any legal proceeding listed in SEC Regulation S-K Item 401(f), then AXM Pharma shall have no further obligation to maintain Mr. Schissler or such designated alternate on the Board of Directors of AXM Pharma or Newco. In the event that Mr. Schissler becomes unavailable to serve as a director of AXM Pharma or Newco for any reason, or in the event that CBAI prefers to designate an alternate representative for either or both positions, then the obligations of AXM with respect to appointment of Mr. Schissler shall apply to such designated alternate representative, provided that, the identity of such alternate shall be subject to AXM Pharma's consent, which consent shall not be unreasonably withheld.

8.3     Representations and Warranties of CBAI. CBAI represents and warrants to AXM Pharma and Newco that:

8.3.1 CBAI has not taken any action to encumber any of its right, title and interest in CBAI's Proprietary Know-how in the Territory;

8.3.2 CBAI has sufficient rights in and to the CBAI's Proprietary Know-how to grant the rights set forth in this Agreement to AXM;

8.3.3 CBAI has not and shall not misappropriate the trade secrets or intellectual property rights of any other entities in its activities to develop the CBAI's Proprietary Know-how; and

8.3.4 CBAI is unaware of any activities by third parties that would constitute infringement of CBAI Proprietary Know how or of any of the inventions claimed under the CBAI Patents;

8.3.5 CBAI is not aware of any claims, judgments or settlements against or owed by CBAI and has not received notice of any pending or threatened claims or litigation relating to the CBAI Proprietary Know how or the practice thereof.

8.2.6 CBAI understands that the shares of AXM common stock it will receive pursuant to Section 4.1 hereof are restricted shares which may not be sold, transferred or conveyed except in accordance with applicable securities laws. CBAI represents and warrants that it is acquiring such shares for investment purposes, and not with a view to distribute or resell such shares.

8.4     Disclaimer.   IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY THE OTHER PERSON ARISING IN ANY WAY OUT OF OR UNDER THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIAXMLITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.      CONFIDENTIALITY AND PUBLICATION.

9.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, and in any event not less than reasonable care, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

9.2 Permitted Disclosures. The confidentiality obligations under this Section 9 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

10.    INDEMNIFICATION

10.1 By CBAI. CBAI shall indemnify and hold harmless AXM Pharma and Newco, and their directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys' fees and costs, resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by CBAI under this Agreement or (b) the use of the Confidential Information of CBAI by AXM Pharma, Newco or their Affiliates or sub-licensees, in each case except to the extent such claim, demand, action or other proceeding is caused by the negligent or willful misconduct of AXM Pharma, Newco or any of their directors, officers, employees or agents, or affiliates.

10.2 By AXM Pharma and Newco. AXM Pharma and Newco shall, on a joint and several basis, indemnify and hold harmless CBAI and its directors, officers, employees and agents, from and against all losses, liabilities, damages, expenses including reasonable attorneys' fees and costs resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by AXM Pharma or Newco under this Agreement; or (b) the use by AXM Pharma or Newco of the Confidential Information of CBAI, in each case except to the extent such claim, demand, action or other proceeding is caused by the negligent or willful misconduct of CBAI or any of its directors, officers, employees or agents, or affiliates.

11.    TERM AND TERMINATION.

11.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated by mutual consent or pursuant to Section 11.2 below, shall continue for a period of 15 years.

11.2 Termination. Either party may terminate this Agreement for the other party's material breach if such breach remains uncured for thirty (30) days after receipt by the breaching party of written notice thereof. If either party initiates insolvency or bankruptcy proceedings, or is the subject of involuntary bankruptcy proceedings that are not dismissed within 60 days, then the other party shall have the right to immediately terminate this Agreement.

11.3 Rights Upon Expiration or Termination. Upon expiration or termination of this Agreement, Sections 1, 6.1, 8.4, 9, 10, 11.3 and 13.3 will survive. Neither party shall have any further rights or obligations upon the expiration of this Agreement. Upon such expiration or termination, the license granted in Section 3.1 shall remain in effect for such time period, not to exceed nine months, as may be necessary for AXM to continue to furnish Contract Services pursuant to arrangements that were entered into prior to expiration or termination of the Agreement. CBAI shall be entitled to royalties as set forth in Article 4 of this Agreement with respect to any Net Revenues which may be generated from the provision of Contract Services following termination of this Agreement.

12.    ASSIGNMENT: SUCCESSORS.

12.1 Assignment. Any and all assignments of this Agreement or any rights granted hereunder by AXM without the prior written consent of CBAI are void except (i) to an Affiliate of AXM or (ii) as expressly permitted hereunder. Notwithstanding the foregoing, consent of CBAI shall not be required in connection with the sale of all or substantially all of the assets of AXM Pharma or Newco pertaining to this Agreement or the acquisition or merger of all of the business of Newco pertaining to this Agreement whereby stockholders of AXM Pharma or Newco prior to such acquisition continue to be the shareholders in the merged entity or in the acquiring entity.

12.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of the Parities. Any such successor or assignee of Newco's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Newco.

13.    GENERAL PROVISIONS.

13.1 Strategic Relationship. The relationship between CBAI on the one hand and AXM Pharma and Newco on the other hand is strategic relationship. CBAI and AXM are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than a strategic relationship. CBAI and AXM shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

13.2 Entire Agreement: Modification. This Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements or understanding as between the parties relating to their subject matter. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

13.3 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of California without regard to conflicts of laws principles. Any and all actions or proceedings seeking to enforce any provision of, or based on any right arising out of this letter of intent shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the date of this letter of intent. The arbitration shall be conducted by three (3) arbitrators (the "Arbitral Tribunal") and the language of the arbitration shall be English. The interim and/or final awards rendered by the Arbitral Tribunal shall be final and binding on the parties.

13.4 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

13.5 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 13.2. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

13.6 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver signed by the party against whom such waiver is being enforced as to a particular matter for a particular period of time.

13.7 Name. Whenever there has been an assignment or a sublicense by Newco as permitted by this Agreement, the reference to "Newco" as used in this Agreement shall also include and refer to, if appropriate, such assignee or sub-licensee.

13.8 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

To CBAI:
Cord Blood America, Inc.
1857 Helm Drive
Las Vegas, NV 89119
Attention: Matt Schissler
Fax No.:

Copy to:
Davis and Associates
P.O. Box 12009
Marina Del Ray,CA
310.823.8300
Attn.Don Davis

To AXM:
AXM Pharma, Inc.
[20955 Pathfinder Road, Suite 100
Diamond Bar, CA 91765]
Attention: Weishi Wang
Fax No.:

and a copy to: Morrison & Foerster LLP.
555 West Fifth Street, Suite 3500
Los Angeles, CA, 90013
Attention: Hillel Conn
Fax No.: (213) 892-5454

Notice shall be deemed delivered upon the earlier of (a) when received, (b) three (3) days after deposit into the mail, or (c) the date notice is sent via telefax, telex or cable, (d)the day immediately following delivery to overnight courier (except Sunday and holidays).

13.9 Counterparts.  This  Agreement  may  be   executed   in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

AXM Pharma INC	CORD BLOOD AMERICA, INC
By: /s/ Weishi Wang	By: /s/ Matthew L. Schissler
Name: Weishi Wang	Name: Matthew L. Schissler
NEWCO /s/ Weishi Wang